FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION JANUARY SALES
UP 7.7 PERCENT

            MINNEAPOLIS, February 6, 2003 — Target Corporation today reported that its net retail sales for the four weeks ended February 1, 2003 increased 7.7 percent to $2.738 billion from $2.543 billion for the four-week period ended February 2, 2002. Comparable-store sales decreased 0.4 percent from January 2002.

"Sales for the corporation were below plan in January," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "Although our sales momentum is relatively weak, our financial performance for 2002 remains on track due to continued strength in our gross margin rate performance and substantial growth in contribution from our credit card operations."

	Sales (millions)	Total Sales % Change	Comparable Stores %Change
January
Target	$2,386	9.8	0.3
Mervyn's	183	(6.6)	(6.6)
Marshall Field's	131	(2.6)	(2.6)
Other	38	(2.0)	na

Total	2,738	7.7	(0.4)
Fourth Quarter
Target	11,657	8.1	(1.1)
Mervyn's	1,106	(9.3)	(9.3)
Marshall Field's	766	(6.2)	(6.2)
Other	182	12.5	na

Total	13,711	5.6	(2.2)
Year-to-date
Target	$36,026	12.0	2.2
Mervyn's	3,647	(5.5)	(5.3)
Marshall Field's	2,555	(3.7)	(3.7)
Other	494	14.0	na

Total	$42,722	9.2	1.1

            Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,476 stores in 47 states. This included 1,148 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

            Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2001 Form 10-K.

            Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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